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EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Jon A. MacDonald General Counsel (949) 725-4790

DOWNEY FINANCIAL ANNOUNCES NEW DIRECTORS

          Newport Beach, California – November 2, 2006. Maurice L. McAlister, Chairman of the Board of Downey Financial Corp. (NYSE: DSL) announced today that Michael D. Bozarth and Gary W. Brummett have been elected Directors of the Board of Downey Financial Corp., increasing the size of the Board from nine to eleven members. Downey Financial Corp., which now has $17 billion in assets, has had nine Directors since 1995 when it had $4.7 billion in assets.

          Most recently, Michael Bozarth served as a Managing Partner in the Financial Services Industry Practice at Accenture. Mr. Bozarth served at Accenture (and various of its affiliates) from 1984 to 2005 in a number of consulting positions. Mr. Bozarth’s practice has focused, in part, on strategy, planning and the implementation of large scale technology infrastructure programs for some of the largest retail banks, lenders and credit card companies both domestically and internationally. Mr. Bozarth also teaches as an Adjunct Professor at the USC Marshall School of Business.

          Gary Brummett served as a Director of Commercial Capital Bancorp, Inc. and Hawthorne Financial Corp. until the completion of the respective merger of each institution. Since 1997, Mr. Brummett has served as Managing Partner of Peak View Advisors, LLC, which specializes in providing consulting services to the financial services industry. Mr. Brummett served at Cal Fed Bancorp Inc. from 1985 to 1997 in various executive positions, including Chief Operating Officer and Principal Financial Officer. In addition to Mr. Brummett’s other responsibilities as a Director of Downey Financial Corp., Mr. Brummett will serve on the Audit Committee.

          Downey Financial Corp., headquartered in Newport Beach, California, is the parent company of Downey Savings and Loan Association, F.A., which has 172 branches (168 in California and four in Arizona).

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